EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in Registration Statements Nos. 333-65584 and 333-133657 on Form S-8 and Registration Statement No. 333-133480 on Form S-3 of Natus Medical Incorporated of our report dated March 30, 2007, except as to Note 18, which is as of February 4, 2008, with respect to the consolidated balance sheets of Excel-Tech Ltd. as of January 31, 2007 and 2006 and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended January 31, 2007, which reports appear in the Form 8-K/A of Natus Medical Incorporated dated February 12, 2008.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP
Chartered Accountants
Licensed Public Accountants
Toronto, Ontario, Canada
February 12, 2008